Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No.: 333-140923

HSI Asset Securitization Corporation (the "Depositor") has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the "SEC"). The Depositor has or will file with the SEC a registration statement (including a prospectus, any free writing prospectus and any related issuer free-writing prospectus) with respect to this offering (the "Offering Documentation"). You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the Offering Documentation from HSBC Securities (USA) Inc., 452 Fifth Avenue, New York, New York 10018, Attn: HASCO 2007-WF1 or by calling (212) 525-8119.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

The Final Offered Certificates

The certificates consist of the classes of certificates listed below, together with the Class M-10, Class P, Class X and Class R certificates. Only the classes of certificates listed below are offered by the prospectus supplement:

		Initial Class		Interest Rate Formula (up to and including	Interest Rate Formula (after the			Initial Certificate Ratings
Class	Related Loan Group	Certificate or Class Notional Balance(1)	Initial Interest Rate(2)	the Initial Optional Termination Date)(3)	Initial Optional Termination Date)(4)	Principal Type	Interest Type	Moody’s	S&P
I-A	1	$195,515,000	5.4800%	LIBOR plus 0.160%(5)	LIBOR plus 0.320%(5)	Senior	Variable Rate	Aaa	AAA
II-A-1	2	$180,356,000	5.3800%	LIBOR plus 0.060%(5)	LIBOR plus 0.120%(5)	Senior	Variable Rate	Aaa	AAA
II-A-2	2	$ 33,480,000	5.4500%	LIBOR plus 0.130%(5)	LIBOR plus 0.260%(5)	Senior	Variable Rate	Aaa	AAA
II-A-3	2	$ 87,647,000	5.4900%	LIBOR plus 0.170%(5)	LIBOR plus 0.340%(5)	Senior	Variable Rate	Aaa	AAA
II-A-4	2	$ 27,822,000	5.5700%	LIBOR plus 0.250%(5)	LIBOR plus 0.500%(5)	Senior	Variable Rate	Aaa	AAA
M-1	1, 2	$ 29,797,000	5.5700%	LIBOR plus 0.250%(5)	LIBOR plus 0.375%(5)	Subordinate	Variable Rate	Aa1	AA+
M-2	1, 2	$ 23,390,000	5.5900%	LIBOR plus 0.270%(5)	LIBOR plus 0.405%(5)	Subordinate	Variable Rate	Aa2	AA
M-3	1, 2	$ 6,728,000	5.6200%	LIBOR plus 0.300%(5)	LIBOR plus 0.450%(5)	Subordinate	Variable Rate	Aa3	AA-
M-4	1, 2	$ 7,690,000	5.6800%	LIBOR plus 0.360%(5)	LIBOR plus 0.540%(5)	Subordinate	Variable Rate	Aa3	A+
M-5	1, 2	$ 7,049,000	5.7400%	LIBOR plus 0.420%(5)	LIBOR plus 0.630%(5)	Subordinate	Variable Rate	A1	A
M-6	1, 2	$ 4,806,000	6.0200%	LIBOR plus 0.700%(5)	LIBOR plus 1.050%(5)	Subordinate	Variable Rate	A2	A-
M-7	1, 2	$ 7,049,000	6.9000%	LIBOR plus 1.580%(5)	LIBOR plus 2.370%(5)	Subordinate	Variable Rate	A3	BBB+
M-8	1, 2	$ 5,126,000	7.3200%	LIBOR plus 2.000%(5)	LIBOR plus 3.000%(5)	Subordinate	Variable Rate	Baa1	BBB
M-9	1, 2	$ 6,408,000	7.3200%	LIBOR plus 2.000%(5)	LIBOR plus 3.000%(5)	Subordinate	Variable Rate	Baa2	BBB-

(1)	Subject to variance of plus or minus 10%.
(2)	Reflects the interest rate used in the modeling assumptions.
(3)
Reflects the interest rate formula up to and including the earliest possible distribution date on which the master servicer can exercise the option to purchase the mortgage loans as described in the prospectus supplement under “The Pooling and Servicing Agreement—Termination; Optional Clean-up Call.”

(4)
Reflects the interest rate formula after the option to purchase the mortgage loans is not exercised by the master servicer at the earliest possible distribution date as described in the prospectus supplement under “The Pooling and Servicing Agreement—Termination; Optional Clean-up Call.”

(5)	Subject to the applicable available funds cap limitation as described under “—Payments of Interest—Calculation of Interest Rate.”

Class	Record Date(1)	Delay/Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Scheduled Distribution Date(4)	Minimum Denominations(5)	Incremental Denomination	CUSIP Number	ISIN Number
I-A	DD	0 Day	Actual/360	5/25/2037	8/25/2013	$25,000	$1	40431R AA3	US40431RAA32
II-A-1	DD	0 Day	Actual/360	5/25/2037	4/25/2009	$25,000	$1	40431R AB1	US40431RAB15
II-A-2	DD	0 Day	Actual/360	5/25/2037	9/25/2009	$25,000	$1	40431R AC9	US40431RAC97
II-A-3	DD	0 Day	Actual/360	5/25/2037	7/25/2013	$25,000	$1	40431R AD7	US40431RAD70
II-A-4	DD	0 Day	Actual/360	5/25/2037	8/25/2013	$25,000	$1	40431R AE5	US40431RAE53
M-1	DD	0 Day	Actual/360	5/25/2037	8/25/2013	$25,000	$1	40431R AF2	US40431RAF29
M-2	DD	0 Day	Actual/360	5/25/2037	8/25/2013	$25,000	$1	40431R AG0	US40431RAG02
M-3	DD	0 Day	Actual/360	5/25/2037	8/25/2013	$25,000	$1	40431R AH8	US40431RAH84
M-4	DD	0 Day	Actual/360	5/25/2037	8/25/2013	$25,000	$1	40431R AJ4	US40431RAJ41
M-5	DD	0 Day	Actual/360	5/25/2037	8/25/2013	$25,000	$1	40431R AK1	US40431RAK14
M-6	DD	0 Day	Actual/360	5/25/2037	8/25/2013	$25,000	$1	40431R AL9	US40431RAL96
M-7	DD	0 Day	Actual/360	5/25/2037	8/25/2013	$25,000	$1	40431R AM7	US40431RAM79
M-8	DD	0 Day	Actual/360	5/25/2037	8/25/2013	$25,000	$1	40431R AN5	US40431RAN52
M-9	DD	0 Day	Actual/360	5/25/2037	8/25/2013	$25,000	$1	40431R AP0	US40431RAP01

(1)	DD = For any distribution date, the close of business on the business day immediately preceding the distribution date.
(2)
0 Day = For any distribution date, the interest accrual period will be the period beginning on the immediately preceding distribution date (or the closing date, in the case of the first distribution date) and ending on the calendar day immediately before the related distribution date.

(3)	Calculated as the distribution date in the month following the month in which the latest maturity date of any mortgage loan occurs.
(4)
The expected final distribution date is based upon the applicable prepayment and modeling assumptions for the related loan group as described in the prospectus supplement under “Prepayment and Yield Considerations” and the assumption that the master servicer exercises the option to purchase the mortgage loans at the earliest possible distribution date, as described in the prospectus supplement under “The Pooling and Servicing Agreement—Termination; Optional Clean-Up Call.”

(5)	With respect to the initial European investors, the underwriters will only sell offered certificates in minimum total investment amounts of $100,000.